Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to inclusion in Amendment No. 1 of the Registration Statement on Form SB-2 of Atlantic Bancshares, Inc. of our report dated September 9, 2005, relating to the balance sheet of Atlantic Bancshares, Inc. as of July 22, 2005, and the related statement of operations and accumulated deficit, shareholder’s equity (deficit), and cash flows for the period October 1, 2004 (inception) to July 22, 2005. We also consent to references under the heading “Experts” in the Registration Statement on Form SB-2.

/s/ Elliott Davis, LLC
Elliott Davis, LLC
Columbia, South Carolina
September 12, 2005